UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 000-23269

ABOVENET, INC. (F/K/A METROMEDIA FIBER NETWORK, INC.)

___________________________________________________________________________________________

(Exact name of registrant as specified in its charter)

360 Hamilton Avenue

White Plains, New York 10601

(914) 421-6700

___________________________________________________________________________________________

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

COMMON STOCK OF METROMEDIA FIBER NETWORK, PAR VALUE $.01, CUSIP NO.  591689104, CANCELLED IN CONNECTION WITH METROMEDIA FIBER NETWORK’S EMERGENCE FROM BANKRUPTCY ON SEPTEMBER 8, 2003

(Title of each class of securities covered by this Form)

COMMON STOCK OF ABOVENET, PAR VALUE $.01, CUSIP NO. 00374N107, ISSUED IN CONNECTION WITH ABOVENET’S EMERGENCE FROM BANKRUPTCY ON SEPTEMBER 8, 2003 AND REGISTERED BY ABOVENET ON FORM 8-A FILED WITH THE SEC ON SEPTEMBER 8, 2003

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	☒	Rule 12h-3(b)(1)(i)	☐

Rule 12g-4(a)(1)(ii)	☐	Rule 12h-3(b)(1)(ii)	☐

Rule 12g-4(a)(2)(i)	☐	Rule 12h-3(b)(2)(i)	☐

Rule 12g-4(a)(2)(ii)	☐	Rule 12h-3(b)(2)(ii)	☐

		Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date:     0

Pursuant to the requirements of the Securities Exchange Act of 1934, AboveNet, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: September 8, 2003	By:	/s/ Robert J. Sokota
Robert J. Sokota
Senior Vice President and General Counsel